Exhibit 10.1

IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE

ANTILLES FAMILY OFFICE, LLC, PLAINTIFF, V. INCEPTION MINING, INC., DEFENDANT.	) ) ) ) ) ) ) ) )	C.A. NO. 1:21-CV-01822-CFC

SETTLEMENT AGREEMENT

This Settlement Agreement (“Settlement Agreement”) is entered into by and among Antilles Family Office, LLC (“Antilles” or “Plaintiff”), a U.S. Virgin Island limited liability company, and Inception Mining, Inc. (“IMII” or “Defendant”), a Nevada corporation. Plaintiff and Defendant are each a “Party” to this Settlement Agreement, and collectively are the Parties hereto. This Settlement Agreement shall be effective as of the date last executed by any Party (“Effective Date”), subject to Court approval as provided herein.

WHEREAS, on or about May 20, 2019, (i) IMII and Plaintiff’s assignor, Discover Growth Fund, LLC (“Assignor”), a U.S. Virgin Islands limited liability company, entered into a Note Purchase Agreement (“Agreement”); (ii) Assignor made a loan of $3,000,000.00 to IMII, by wire transfer of $3,000,000.00 in immediately available funds, and IMII issued a Senior Secured Redeemable Convertible Note (“Note”); (iii) the Note included an original issue discount (OID) and had an initial face value of $4,250,000.00; and (iv) the Agreement, Note and related documents are referred to herein as the “Transaction Documents.” Capitalized terms not otherwise defined herein shall have the meaning set forth in the Transaction Documents.

WHEREAS, (i) Antilles is a family office; (ii) Antilles holds the Note pursuant to an Assignment effective as of November 24, 2021, which Defendant acknowledged and agreed to; and (iii) the Assignment provides that it “shall be governed by the law of the state of Delaware, and jurisdiction and venue for all matters connected with, arising out of or relating to this Assignment shall lie in the state of Delaware.”

WHEREAS, (i) Defendant is the maker and issuer of and primary obligor under the Note and, by virtue of the Assignment, Plaintiff is the holder of the Note; (ii) Defendant is obligated to pay the Note on the 2-year Maturity Date, or upon an earlier Event of Default, as defined in the Note, Note, § I.A, § I.G.6.h, § II.G-H; (iii) the Maturity Date occurred on May 20, 2021, when Defendant defaulted; (iv) in addition to the principal balance, Defendant is obligated to pay interest on the Face Value of the Note in amounts calculated under the Note, with an initial Interest Rate of 10% per annum, which increases to 20% per annum upon each occurrence of a Trigger Event under the Note, Note, § I.C; and (v) like the Face Value, interest is payable, at latest, on the Maturity Date, or following an earlier Event of Default, Note, § I.C, § II.G-H.

Settlement Agreement

WHEREAS, (i) the Note is secured, and provides that, “[t]o secure the Obligations [i.e., all amounts due under the Note] Company as debtor, hereby assigns and grants to” the noteholder “as secured party, a continuing first-position lien on and security interest in, all right, title and interest of the Company, whether now owned or existing or hereafter created, acquired, or arising, in and to all of the Collateral,” Note, § II.A; and (ii) “Collateral” is defined as “all assets of the Company, including without limitation all personal property wherever located, both now owned and hereafter acquired, including, but not limited to, all equipment, fixtures, inventory, goods, documents, general intangibles, accounts, deposit accounts . . . receivables, contract rights . . . chattel paper, patents, trademarks and copyrights” and various other assets as defined in the Note, § I.G.6.b (emphasis added).

WHEREAS, (i) on May 21, 2019, UCC-1 Financing Statement No. 20190117815-7 was filed with the Secretary of State of Nevada, thus perfecting the security interest in the Collateral; (ii) on December 2, 2021, UCC Financing Statement Amendment No. 2019011785-7 was filed, reflecting the Assignment of the aforesaid UCC-1 to Antilles; (iii) on May 21, 2019, UCC-1 Financing Statement No. 567791201944 was filed with the Division of Corporations of Utah, further perfecting the security interest in the Collateral; (iv) on December 2, 2021, UCC Financing Statement Amendment No. 567791201944 was filed reflecting the Assignment of the aforesaid UCC-1 to Antilles, (v) a guarantee was endorsed for IMII’s shares of its subsidiary, and (vi) a Public Deed was filed for its real property.

WHEREAS, (i) the Note is convertible, and provides that, at the discretion of the holder, “[a]ll or any portion of the Face Value of the Note may be converted, in part or in whole, into shares of Common Stock” of Defendant “at any time or times after the Issuance Date. . .”, Note, § I.G.1.a; (ii) IMII gave irrevocable instructions to its transfer agent, Colonial Stock Transfer, Inc. (“Transfer Agent”) to reserve and issue shares to Plaintiff’s assignor, which were acknowledged and agreed to by Transfer Agent; and (iii) between July 29, 2019 and June 7, 2022, an aggregate of $533,332.00 of the Note was converted by Assignor and, after the Assignment, Antilles, in a series of conversions, and Defendant delivered 148,712,275 Conversion Shares as required by the Transaction Documents, which were resold into the public markets by Plaintiff and its Assignor.

WHEREAS, (i) Section I.F.2. of the Note, entitled “Early Redemption”, provides that, “[p]rior to the Maturity Date, provided that no Trigger Event has occurred, the Company will have the right at any time upon 30 Trading Days’ prior written notice, in its sole and absolute discretion, to redeem all or any portion of the Note then outstanding by paying. . .” Assignor “in cash by wire transfer or immediately available funds an amount (the “Early Redemption Price”) equal to 140% of the then-outstanding Face Value,” Note, § I.F.2; and (ii) between April 30, 2020 and March 24, 2021, Defendant made $900,000 in redemption payments.

Settlement Agreement	2

WHEREAS, Section I.H.1 of the Note provides that

[a]ny occurrence of one or more of the following, at any time and for any reason whatsoever, will constitute a “Trigger Event”: .. .

c. Any violation of or failure to perform any covenant or provision of this Note, the Agreement, or any Transaction Document, related to payment of cash. . . ; [or]

d. Any violation or failure to perform any covenant or provision of this Note, the Agreement, or any Transaction Document, which in the case of a default that is curable . . . and has not occurred before, is not cured within 5 Trading Days of written notice thereof . .. . .

WHEREAS, Section II.G.1 of the Note, entitled “Events of Default” provides that

Company shall . . .[at Assignor’s] option, be in default under this Agreement upon the happening of any of the following events or conditions (each, an “Event of Default”): (a) a failure to pay any amount due unde this Note, the Agreement or any Transaction Document within 5 business days of the date the same is due; . . . (b) the failure by Company to perform any of its other obligations under this Note, the Agreement or any Transaction Document within 5 business days of notice from . . . [Assignor] of the same; . . . [or] (g) the Closing Price of the Common Stock [of the Company] is below $0.05 per share for 20 Trading Days [defined as ‘any day on which the Common Stock is traded on the Trading Market’, i.e. OTCQB or higher market where the stock is traded] or more. . .

WHEREAS, (i) on January 27, 2020, the Closing Price of Defendant’s Common Stock fell below $0.05 per share, and remained below that price for 20 Trading Days, so that an Event of Default occurred on February 20, 2020; (ii) Assignor gave Defendant written notice of that Event of Default, and Defendant failed to cure the same within 5 Trading Days thereafter, thus causing a Trigger Event, and accordingly, the interest rate increased to 20% for the life of the Note; and (iii) on April 14, 2020 Assignor and Defendant entered into a “Forbearance Agreement” whereby Assignor rescinded and withdrew its declaration of an Event of Default and Defendant agreed to make a series of “Monthly and Quarterly Redemptions” under the redemption/repayment provisions of the Note, Forbearance Agreement, § 3-4.

WHEREAS, (i) the Forbearance Agreement sets forth Defendant’s acknowledgment and agreement regarding the foregoing occurrence of a Trigger Event and Event of Default in Recital D: “The Closing Price of the Common Stock has been below $0.05 per share for 20 Trading Days or more, which, at Investor’s option, will constitute an Event of Default. Company failed to cure the low price within 5 Trading Days, which constitutes a Trigger Event,” Forbearance Agreement, Recital D; (ii) paragraph 3 of the Forbearance Agreement further provides that the Defendant will remit the following “Monthly and Quarterly Redemptions”:

Monthly and Quarterly Redemptions. On the first day of each calendar month beginning May 1, 2020, Company will redeem a portion of the Note at the Early Redemption Price by paying Investor in cash by wire transfer of immediately available funds at least the following amounts:

Settlement Agreement	3

2020 Payments. $900,000 delivered during 2020, with $100,000 delivered during Q2 2020, with at least $50,000 per month delivered in each of May 2020 and June 2020; $300,000 delivered during Q3 2020, with at least $75,000 per month delivered in each of July, August and September 2020; $300,000 delivered during Q4 2020, with at least $100,000 per month delivered in each of October, November and December 2020;

2021 Payments. $2,400,000 delivered during 2021, with at least $400,000 delivered each quarter, including minimum payments of $100,000 delivered per month;

2022 Payments. $500,000 delivered during each quarter of 2022, with at least $150,000 delivered per month, until the Note is converted or redeemed in full.

Forbearance Agreement, § 3; (iii) Defendant made certain of these Quarterly and Monthly Redemptions, but not all of them, and has not made any loan payments at all since March 31, 2021; and (iv) as a result, Defendant is in breach and default of the Forbearance Agreement.

WHEREAS, Paragraph 4 of the Forbearance Agreement, entitled “Forbearance”, provides that

[t]he parties agree that Investor [i.e. Assignor] hereby rescinds and withdraws its prior declaration of an Event of Default. For so long as Company fully and timely complies with its obligations under Paragraph 3 above, Investor will not declare an Event of Default under Section II.G(g) of the Purchase Agreement, even if the Closing Price is or remains below $0.05 per share. For the avoidance of doubt, the foregoing does not apply to and shall have no effect with regard to any Event of Default that may occur with regard to any other subsection of Section II.G of the Purchase Agreement.

Forbearance Agreement, 4.

WHEREAS, (i) as a result in Defendant’s failure to remit all of the required Quarterly and Monthly Redemptions and resulting breach of and default under the Forbearance Agreement, Assignor’s forbearance obligations thereunder are of no further force and effect; (ii) the Maturity Date occurred on May 20, 2021, and all principal and interest amounts payable by Defendant under the Note became due and payable, and Defendant has failed to pay the outstanding amounts due under the Note; and (iii) Section II.H of the Note, entitled “Remedies,” provides that, “[u]pon the Occurrence of any Event of Default and at any time thereafter . . .” the holder of the Note “may declare all Obligations secured hereby immediately due and payable” and to take possession of and foreclose upon the Collateral and to collect its expenses of exercising said remedies inclusive of attorneys’ fees.

WHEREAS, (i) in Defendant’s Form 10-Q filed with the SEC for the period ended September 30, 2021, Defendant acknowledged, at p. f-21, that “[t]he Company is not current with all payments due according to the agreement [i.e. the Agreement]”; and (ii) accordingly, Defendant has acknowledged its breach of contract; and (iii) pursuant to the Transaction Documents, as of June 2, 2022, there is due and owing from Defendant to Plaintiff a total of $6,001,564.76, together with accrued and accruing interest, costs and attorneys’ fees (“Outstanding Amount”).

Settlement Agreement	4

WHEREAS, as of June 7, 2022, (i) the Conversion Price of the Note is a fixed price of $0.00001 per share of common stock, (ii) a total of 525,056,000,000 additional shares of IMII common stock are owed upon full conversion of the Note.

WHEREAS, on December 27, 2021, Plaintiff filed a Verified Complaint against Defendant in the United States District Court for the District of Delaware, C.A. No. 1:21-cv-01822-CFC (the “Litigation”).

WHEREAS, in its Verified Complaint, Plaintiff has alleged causes of action for Breach of Contract and related relief, all arising out of Defendant’s alleged material breaches of its Obligations under the Transaction Documents (the “Claims”).

WHEREAS, Defendant has filed a Motion to Dismiss certain claims asserted in the Complaint, and Defendant’s Motion to Dismiss remains pending.

WHEREAS, the Parties desire to compromise, settle, and discharge all Claims asserted in the Litigation.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, including good and valuable consideration, the sufficiency of which is hereby acknowledged, it is agreed as follows:

1. Exchange. In exchange for the Note and the Claims, (i) Defendant and its Transfer agent shall issue and deliver to Plaintiff an aggregate of 10,000,000,000 free trading shares of Defendant’s common stock (the “Conversion Shares”), at such times and in such amounts as Plaintiff may from time to time request in “Delivery Notices” pursuant to the procedures and beneficial ownership limitations set forth in the Note, (ii) Defendant and its Transfer agent shall immediately upon execution of this Settlement Agreement irrevocably reserve 541,449,789 shares of IMII common stock for issuance to Plaintiff, and Defendant will increase its authorized shares as soon as possible, and in any event within 30 days of the date of Court approval of this Settlement Agreement, and irrevocably reserve for Plaintiff the full number of shares required to be issued pursuant to this provision, and (iii) Defendant shall cause all of its officers, directors, attorneys and agents, including its Transfer Agent, to take any actions necessary to effectuate the foregoing.

2. Notwithstanding the foregoing, Defendant shall have the right to terminate any then-remaining share reserve and any then-remaining obligation to issue Conversion Shares by paying to Plaintiff in cash by wire transfer of immediately available funds the sum of (a) $1,000,000.00 at any time within one year after the date of Court approval of this Settlement Agreement, or (b) $1,500,000.00 at any time thereafter. No such termination will be effective until actual receipt of cash payment by Plaintiff, and no payment will have any effect on Conversion Shares owed or delivered prior to receipt of payment, all of which will be retained by Plaintiff.

3. For each such issuance of Conversion Shares, Defendant will immediately provide Plaintiff and Transfer Agent with a legal opinion from counsel of Defendant’s choosing in standard form acceptable to Plaintiff, including, without limitation, that the Conversion Shares have been duly authorized by Defendant, and upon issuance and delivery in accordance with the terms of this Agreement, the Conversion Shares are validly issued, fully paid, and nonassessable, and are free trading and may be issued in electronic form without restrictive legend.

4. Conditioned Upon Order. This Settlement Agreement is conditioned upon obtaining, within thirty (30) days of the date of this Agreement, a court order approving the settlement between the Parties that is acceptable to Plaintiff in its sole and absolute discretion. The Parties will jointly request a stipulated order (a) finding under Section 3(a)(10) of the Securities Act of 1933 (“Securities Act”) that the exchange provided for herein is fair, that the Conversion Shares are not required to be registered under the Securities Act, and that Plaintiff is not required to register as a dealer pursuant to Section 15(b) of the Securities Exchange Act of 1934 (“Exchange Act”), (b) requiring 541,449,789 shares of Defendant’s common stock to be immediately reserved for issuance to Plaintiff, and all Conversion Shares to be authorized and reserved within 30 days of the order, (c) requiring immediate issuance and delivery in electronic form of free trading shares of common stock by Defendant and its Transfer Agent, and any subsequent transfer agent, at any time and from time to time on request by Plaintiff in accordance with the procedures and beneficial ownership limitations of the Note, until all Conversion Shares are issued and delivered. If such an order is not obtained within thirty (30) days following the date that this Settlement Agreement has been executed by both Parties, Plaintiff may terminate this Settlement Agreement on written notice and it will be of no force or effect. Defendant will continue to comply with its existing share delivery obligations under the Note pending court approval. Notwithstanding the foregoing, the Releases of Plaintiff and Defendant’s indemnifications described below are immediately and irrevocably effective on the Effective Date and shall continue to be effective in the event that court approval of this Settlement Agreement in not obtained.

Settlement Agreement	5

5. All of the Transaction Documents executed and delivered to Assignor as assigned to Antilles in favor of the Defendant remain in full force and effect. Defendant has not provided and shall not provide Plaintiff with any material non- public information in connection with this Settlement Agreement, the Transaction Documents, or any related agreements or transactions, and will not provide Plaintiff with any material non-public information after the date hereof.

6. Releases of Defendant. In exchange for the issuance of the Conversion Shares as provided herein, Plaintiff, on behalf of itself and on behalf of each of its predecessors, successors, parents, subsidiaries, shareholders, and affiliated and/or related companies, and each of its respective present and former officers, directors, shareholders, employees, representatives, business entities, executors, administrators, conservators, assignors and assignees (collectively, the “Plaintiff Releasing Parties”), agrees to release, compromise, and settle the Note and the Claims expressly asserted in the Litigation against Defendant, and not to seek any money damages, equitable damages, or other relief related thereto, and hereby knowingly and voluntarily fully and forever absolutely and irrevocably waives, releases, and discharges Defendant and its predecessors, successors, parents, subsidiaries, and affiliated and/or related companies and entities, and each of their respective present and former officers, directors, shareholders, partners, members, employees, representatives, agents, attorneys, advisors, business entities, executors, administrators, conservators, assignors and assignees and all parties acting through, under or in concert with them, and each of them, in their individual and representative capacities (collectively, the “Defendant Released Parties”) from the Claims. For the avoidance of doubt, nothing in these Releases of Defendant shall operate to waive, release or discharge the Defendant Released Parties’ obligations under this Settlement Agreement. The releases in this paragraph will become effective only when court approval of the settlement is obtained.

7. Releases of Plaintiff. Effective immediately upon execution of this Settlement Agreement, Defendant hereby absolutely, unconditionally and irrevocably releases, compromises, and settles all claims known and unknown as to Plaintiff and Assignor. Specifically, Defendant, on behalf of itself and on behalf of each of its predecessors, successors, parents, subsidiaries, shareholders, and affiliated and/or related companies, and each of its respective present and former officers, directors, shareholders, employees, representatives, business entities, executors, administrators, conservators, assignors and assignees (collectively, the “Defendant Releasing Parties”) hereby knowingly and voluntarily fully and forever absolutely and irrevocably waives, releases, and discharges Plaintiff and Assignor and their predecessors, successors, parents, subsidiaries, and affiliated and/or related companies and entities, and each of their respective present and former officers, directors, shareholders, partners, members, employees, representatives, agents, attorneys, advisors, business entities, executors, administrators, conservators, assignors and assignees and all parties acting through, under or in concert with them, and each of them, in their individual and representative capacities (collectively, the “Plaintiff Released Parties”) from any and all claims, charges, complaints, grievances, demands, liens, actions, suits, causes of action, obligations, controversies, debts, costs, indemnity, attorneys’ fees, expenses, damages, equitable damages, or other relief related thereto, judgments, orders, and liabilities of whatever kind and/or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, which have existed or may have existed, or which do exist or which hereafter can, shall, or may exist as of the date this Agreement is executed, including, without limitation, any that are based upon or connected with any requirement that any of the Plaintiff Released Parties was or is required to register as a dealer under federal securities laws, and all matters related thereto (collectively, the “Released Claims”). The Defendant Releasing Parties, and each of them, expressly waive and relinquish, to the fullest extent permitted by law, the provisions, rights, and benefits conferred by any law which would limit the scope of the release provided above. The Defendant Releasing Parties acknowledge that they or any of them may hereafter Assignor facts in addition to or different from those which they now know to be true with respect to the subject matters of the claims released herein, but hereby stipulate and agree that they have fully, finally, and forever settled and released any and all such claims, whether known or unknown, suspected or unsuspected, contingent or non- contingent, concealed or hidden, which now exist or heretofore existed upon any theory of law or equity now existing or coming into existence in the future, without regard to the Assignor or existence of such different or additional facts. Notwithstanding any other provision, the releases in this paragraph and the indemnity provisions in the two paragraphs below will remain in full force and effect whether or not court approval of the settlement is obtained.

Settlement Agreement	6

8. Obligation to Indemnify. Defendant will indemnify and hold Plaintiff and Assignor, their Affiliates, managers and advisors, and each of their respective officers, directors, shareholders, partners, employees, representatives, agents, and attorneys, and any person who controls Plaintiff and/or Assignor within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, “Investor Parties” and each an “Investor Party”), harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, reasonable costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation (collectively, “Losses”) that any Investor Party may suffer or incur as a result of or relating to (a) any breach of any of the representations, warranties, covenants, or agreements made by Defendant in this Settlement Agreement, in the Transaction Documents, or in any other agreement between Antilles and/or Assignor, on the one hand, and Defendant, on the other hand, relating to the Transaction Documents, (b) any action by Defendant or a creditor or stockholder of Defendant who is not an Affiliate of an Investor Party, challenging the transactions contemplated by the Transaction Documents, or (c) any action based upon, connected with, or otherwise arising out of or in any way relating to any Transaction Documents, the resale of Conversion Shares or any shares of Defendant’s common stock by Plaintiff, any requirement that any of the Plaintiff Released Parties was or is required to register as a dealer under federal securities laws, and all matters related thereto; provided, however, that Company will not be obligated to indemnify any Investor Party for any losses finally adjudicated to be caused solely by such Investor Party’s unexcused material breach of an express provision of this Settlement Agreement.

9. Procedure for Indemnification. If any action will be brought against an Investor Party in respect of which indemnity may be sought pursuant to this Settlement Agreement, Plaintiff will promptly notify Defendant in writing, and Defendant will have the right to assume the defense of such action with counsel of its own choosing. Investor Parties will have the right to employ separate counsel in any such action and participate in the defense thereof, but the reasonable fees and expenses of such counsel will be at the expense of Investor Parties except to the extent that (a) the employment thereof has been specifically authorized by Defendant in writing, (b) Defendant has failed after a reasonable period of time to assume such defense and to employ counsel or (c) in such action there is, in the reasonable opinion of such separate counsel, a material conflict with respect to the dispute in question on any material issue between the position of Defendant and the position of Investor Parties such that it would be inappropriate for one counsel to represent Defendant and Investor Parties. Defendant will not be liable to Investor Parties under this Settlement Agreement (i) for any settlement by an Investor Party effected without Defendant’s prior written consent, which will not be unreasonably withheld or delayed; or (ii) to the extent, but only to the extent that a loss, claim, damage, or liability is either attributable to Investor’s breach of any of the representations, warranties, covenants, or agreements made by Investor in this Settlement Agreement or in the other Transaction Documents. In no event will Defendant be liable for the reasonable fees and expenses for more than one separate firm of attorneys (plus local counsel as applicable) to represent all Investor Parties. Other than the liability of Plaintiff to Defendant for uncured material breach of the express provisions of this Settlement Agreement, no Investor Party will have any liability to Defendant or any person asserting claims on behalf of or in right of Defendant as a result of acquiring the Conversion Shares pursuant to this Settlement Agreement.

10. Execution of Additional Documents. The Parties shall work in good faith and execute and deliver the documents necessary for completing the terms of the Settlement Agreement, including, but not limited to, the filing of required documents in the Litigation.

Settlement Agreement	7

11. Acknowledgement of Consideration: Each Party acknowledges the consideration being received by it for the execution of this Settlement Agreement, and acknowledge the sufficiency of consideration for each such agreement.

12. Fees and Costs. Each Party will bear its own fees and costs related to the Litigation and the preparation and negotiation of this Settlement Agreement.

13. Binding on Successors and Assigns. This Settlement Agreement is binding upon and shall inure to the benefit of each Party and its respective successors and assigns, together with the present or former officers, directors, agents, or employees of each Party.

14. Entire Agreement. This Settlement Agreement, together with the Transaction Documents, constitute the entire agreement and understanding between the Parties with respect to the subject matters set forth herein, and supersedes and replaces any prior agreements and understandings, whether oral or written, between and among them with respect to such matters. The provisions of this Settlement Agreement or the Transaction Documents may be waived, altered, amended, or repealed in whole or in part only upon the written consent of both Parties.

15. Counterparts. This Settlement Agreement may be executed in separate counterparts by the Parties, and each counterpart when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

16. Advice of Counsel. Each of the Parties has been represented by counsel in the preparation of this Settlement Agreement.

17. Interpretation. This Settlement Agreement is among financially sophisticated and knowledgeable parties and is entered into by the Parties in reliance upon the economic and legal bargains contained herein and shall be interpreted and construed in a fair and impartial manner without regard to such factors as the Party who prepared (or caused the preparation of) such agreement or the relative bargaining power of the Parties.

18. Authority. As of the Effective Date of this Agreement, each Party hereto represents and warrants that it is an entity duly formed, validly existing, and in good standing under the laws of its jurisdiction of organization. Each Party further represents and warrants that it has full power and authority to enter into this Agreement and to perform its obligations hereunder. Each Party represents and warrants that the execution, delivery, and performance of this Agreement by such Party has been duly authorized by all requisite corporate action and does not require any shareholder action or approval. Each Party represents and warrants that the person signing this Settlement Agreement in a representative capacity on its behalf has that Party’s authority to so sign and that it will be bound by the signatory’s execution of this Settlement Agreement.

Settlement Agreement	8

19. Severability. If any provision of this Settlement Agreement is determined to be invalid or unenforceable, then (i) the remainder of this Settlement Agreement, or the application of such term, covenant, or condition to the Parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term, covenant, or condition of this Settlement Agreement shall be valid and be enforced to the fullest extent permitted by law; and (ii) the Parties covenant and agree to renegotiate any such term, covenant, or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant, or condition of this Settlement Agreement or the application thereof that is invalid or unenforceable, it being the intent of the Parties that the basic purposes of this Settlement Agreement are to be effectuated.

20. Waiver. No relaxation, forbearance, delay, or indulgence by a Party in enforcing its rights hereunder or the granting of time by such Party will prejudice or affect its rights hereunder. No waiver of a breach or provision of this Agreement will be deemed effective, unless provided in writing by the allegedly waiving Party. A waiver by a Party of a breach or provision will not operate as a waiver of any other breach or provision, or of any subsequent or continuing breach.

21. No Admissions. Each of the Parties acknowledges and agrees that this Settlement Agreement constitutes a compromise settlement of disputed claims. Neither the fact of, nor any provision contained in this Settlement Agreement, nor any action taken pursuant to its terms will constitute, or be construed as, or be asserted to be, an admission of any wrongdoing, fault, or liability of any kind on the part of any Party. This Settlement Agreement will not be offered or be admissible as evidence against any Party or cited or referred to in any action or proceeding except an action or proceeding to enforce this Settlement Agreement. In any action or proceeding to enforce this Settlement Agreement in which this Settlement Agreement is admitted into evidence or otherwise considered, the Settlement Agreement will not constitute an admission by any Party or a waiver of any claims or defenses any Party may have or assert.

22. Headings and Captions. Headings and captions used in this Settlement Agreement are for ease of reference only, and do not constitute part of this Settlement Agreement, nor will they be used as an aid in the construction hereof.

23. Multiple Copies. This Settlement Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

[Signature Page Follows]

Settlement Agreement	9

IN WITNESS WHEREOF, and INTENDING TO BE LEGALLY BOUND, each Party hereby sets its hand and seal as of the date set forth below.

ANTILLES FAMILY OFFICE, LLC

By:	/s/ Sheniqua Rouse-Pierre

Title:	Treasurer of General Partner of Member

Date:	June 8, 2022

INCEPTION MINING, INC.

By:	/s/ Trent D’Ambrosio

Title:	Trent D’Ambrosio/CEO Inception Mining Inc.

Date:	June 10, 2022

Settlement Agreement	10